EXHIBIT 99.1

For Immediate Release: Wednesday, March 25, 2009

R. Casey Olson, Executive Vice President and President,
Oxy Oil and Gas - International, Announces Retirement

LOS ANGELES, March 25, 2009 -- Occidental Petroleum Corporation (NYSE: OXY) announced today that R. Casey Olson, Executive Vice President, and President of Oxy Oil and Gas - International, has elected to retire. Mr. Olson has been with the company for 12 years.

Commenting on Mr. Olson’s retirement, Occidental Chairman and Chief Executive Officer, Dr. Ray R. Irani said, “Casey has advised me that he wishes to retire to pursue his long-standing interests in promoting educational opportunities for international students. Casey has been an important member of our international team and has made substantial contributions in many areas to the profitable growth of our oil and gas business. This is particularly true in the Middle East and North Africa where Oxy has added major new projects including Dolphin in Qatar and Abu Dhabi, as well as large-scale field developments in Oman, Bahrain, and Libya in recent years. We thank him for his leadership in these areas and wish him well in his retirement.”

Between now and year-end, Mr. Olson will continue as an Occidental Petroleum Corporation Executive Vice President and assist in the completion of a number of pending projects. Occidental organizations currently reporting to Mr. Olson will be realigned within the company.

About Oxy

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization. Oxy’s wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

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Contacts:	Richard S. Kline (media)
richard_kline@oxy.com
310-443-6249

Chris Stavros (investors)
chris_stavros@oxy.com
212-603-8184

On the web: www.oxy.com

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